Exhibit 10.37

[Kana Software, Inc. Letterhead]

February 28, 2008

Mr. Michael Shannahan

Dear Mike,

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of KANA Software, Inc. (the “Company”), reporting directly to Michael S. Fields, Chief Executive Officer or his designee.

This letter outlines the proposed terms of employment with KANA. Your expected start date is expected to be Friday, February 29, 2008.

Your annual base salary will be $275,000 paid semi-monthly in accordance with standard company practice. On your first payroll with KANA, you will receive a one time, non refundable sign-on bonus of $11,458.33.

You will also be eligible for an annual incentive bonus of an additional $137,500.00, prorated on length of service in 2008 and based on achievement of your objectives and KANA’s financial performance. Details of this incentive plan, including objectives and performance targets, will be confirmed in an incentive bonus plan that will be proposed by the Company and is subject to the approval of the Compensation Committee of the Board of Directors.

I will recommend that you be granted an option to purchase 350,000 shares of stock. This grant recommendation is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a six-month cliff and would be governed by the terms set forth in the Company’s standard form of stock option plan and agreement.

You will be eligible for separation benefits in one of the following two situations. First, in the event of a Change in Control Event (as defined below), then (a) 100% of the unvested shares under the stock option described above at the time of such Change in Control Event shall immediately vest, subject to the terms of the Company’s stock option agreement, and (b) in such event, you will also receive a lump-sum separation payment of six (6) months annual base salary. Second, in the event your employment is terminated without Cause, you will receive a lump sum separation payment of six (6) months annual base salary.

A “Change in Control Event” shall mean a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered the same or a similar position with the combined entity as held prior to the change of control, or you are terminated without Cause within six months following such change. The separation benefits identified herein shall not apply should your employment be terminated for Cause. “Cause” for your termination will exist at any time after the happening of one or more of the following events:

(i) your gross negligence or willful misconduct in the performance of, or his failure or refusal to perform, his duties with the Company, as determined by the Company’s Board of Directors in good faith;

(ii) unprofessional, unethical or fraudulent conduct or conduct by you that discredits the Company or is detrimental to the reputation, character or standing of the Company;

(iii) dishonest conduct or a deliberate attempt to injure the Company;

(iv) your breach of your Invention Assignment and Confidentiality Agreement, and/or your duty of confidentiality to Company, including, without limitation, your theft, misappropriation and/or misuse of the Company’s proprietary information;

(v) a failure or a refusal by you to comply in any material respect with the reasonable policies, standards or regulations of the Company;

(vi) any unlawful or criminal act which would reflect badly on the Company in the Company’s reasonable judgment;

(vii) your absence from work without an approved leave; or

(viii) your death.

The Company will provide to you the health, holiday and other benefits available to all its full time employees. Please find enclosed, for your review, is information related to some of these benefits.

To indicate your acceptance of this offer of employment, please sign below and return to me or Will Bose, Vice President and General Counsel at his confidential fax 650-614-8301. Your acceptance of this offer will also constitute your resignation from the Company’s Board of Directors and the audit committee of the Board of Directors, effective immediately upon your return to me or Will of a signed copy of this letter,

Your employment at KANA is subject to your signing the standard KANA Employee Invention Assignment, Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an “at-will” employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. This at-will nature of your employment cannot be modified except in writing signed by an executive officer of KANA.

Mike,all of us welcome you in joining KANA and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8300.

Sincerely,

/s/ Michael S. Fields
Michael S. Fields
Chief Executive Officer

Accepted:

Signature:	/s/ Michael Shannahan
Name:	Michael Shannahan
Date:	February 28, 2008